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                                                                   EXHIBIT 10.16

                            DELL COMPUTER CORPORATION
                            DELL EMPLOYMENT AGREEMENT

I agree to the following terms regarding my employment or continued employment with Dell Computer Corporation or a subsidiary or affiliate of Dell Computer Corporation (collectively, "Dell"). I enter into this agreement in consideration of the salary, wages and benefits paid to me by Dell and in consideration of the confidential and proprietary information provided to me by Dell. I understand that Dell agrees to employ me only on the condition that I agree to honor and to be bound by the provisions of this Agreement.

1. I will devote my best efforts to performing well all duties that Dell may assign to me from time to time. While I am a Dell employee, I will not work or consult for a competitor of Dell.

2. If Dell desires to terminate my employment other than for "cause" (as defined below) at any time prior to the third anniversary of the date my employment commences, Dell shall send me written notice of such termination and my employment shall terminate on the date that is 15 months after my receipt of such written notice. During such period, my duties and responsibilities shall be as assigned by Dell's Chief Executive Officer and my then current salary and benefits (including scheduled vesting of equity awards) shall be continued. In addition, if at the end of such 15-month period, Dell's average daily market capitalization for the immediately proceeding 12-month period is less than $165 billion, then Dell shall pay to me a cash payment of $35 million (if the termination notice is given before the first anniversary of my commencement date), $20 million (if the termination notice is given on or after the first anniversary and before the second anniversary) or $10 million (if the termination notice is given on or after the second anniversary and before the third anniversary). The benefits and payments described in this paragraph shall be my sole and exclusive remedy for such termination of employment. Commencing on the third anniversary of my employment, I will be employed "at will," meaning that my employment can be terminated by me or Dell at any time, with or without cause or advance notice. For purposes of the foregoing, Dell's average daily market capitalization for a given period shall be computed by dividing (1) the sum of Dell's daily market capitalization for each trading day during such period (which shall be equal to the product of the closing sales price of Dell's common stock on such day multiplied by the number of shares of Dell common stock outstanding on such day) by (2) the number of trading days in such period. For purposes of this employment agreement, Dell shall have "cause" to terminate my employment if: (a) in carrying out my duties at Dell, I engage in conduct that constitutes willful gross neglect or willful gross misconduct unless I believed in good faith such action or nonaction was in or not opposed to the best interest of Dell or (b) I am convicted of a felony involving moral turpitude. There shall be no termination for Cause without my first being given written notice and an opportunity to be heard. The provisions of this paragraph shall control over any contrary provisions in my offer letter, application for employment, code of conduct or any other document.

3. While I am a Dell employee, I will promptly disclose all Intellectual Property to Dell. Intellectual Property includes each discovery, idea, improvement, or invention I create, conceive, develop or discover, alone or with others, which relates to Dell's business or results from the use of Dell's equipment, supplies, facilities, or information. All Intellectual Property, in whatever form, is Dell's property. I assign to and agree to assign to Dell and its nominees, without additional compensation, all of my rights in Intellectual Property. I will assist Dell in all ways in the future, including giving evidence and executing any documents deemed helpful or necessary by Dell, to establish, perfect, and register worldwide, at Dell's expense, such rights in Intellectual Property. I will not do anything in conflict with Dell's rights in Intellectual Property and will cooperate fully to protect Intellectual Property against misappropriation or infringement.

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4.       I agree that Dell will be the copyright owner in all Copyrightable
         Works of every kind and description created or developed by me, solely or jointly with others, in connection with any employment with Dell. If requested to, and at no further expense to Dell, I will execute in writing any acknowledgments or assignments of copyright ownership of such Copyrightable Works as may be appropriate for preservation of the worldwide ownership in Dell and its nominees of such copyrights.

5. If Schedule A is attached to this Agreement, I have chosen to exclude from the operation of this Agreement those previous inventions and improvements listed in Schedule A and, if needed, more fully described in disclosure statements submitted to Dell. Under Schedule A, I have listed the titles of all my ideas, inventions, improvements, works of authorship, and discoveries, patented or unpatented, copyrighted or not copyrighted, that have been completed or are in progress at the date of this Agreement. As a matter of establishing a record, these ideas, inventions, improvements, works of authorship, and discoveries that are in progress have been fully described by me in the disclosure statements I have attached to Schedule A. I understand that I must provide the Schedule and statements before I sign this Agreement and that no such ideas, will be excluded from operation of this Agreement unless they are properly identified in the Schedule prior to my execution of this Agreement. I further understand that I cannot make any changes to the Schedule after this Agreement has been signed.

6. I will not use, publish, misappropriate, or disclose any Confidential or Proprietary Information, during or after my employment, except as required in the performance of my duties for Dell or as authorized in writing by Dell. Confidential and Proprietary Information includes information I learn or originate during my employment which is not publicly available or readily ascertainable by proper means, and includes such information disclosed by others in confidence to Dell. If I have doubts concerning whether particular information is Confidential or Proprietary, I will promptly consult my supervisor or Dell's Legal Department for guidance in advance. Confidential and Proprietary Information includes, but is not necessarily limited to, the information described in subparagraphs A through D below:

                  A. Technical information of Dell, its affiliates, its customers or other third parties that is in use, planned, or under development, such as but not limited to: manufacturing and/or research processes or strategies (including design rules, device characteristics, process flow, manufacturing capabilities and yields); computer product, process and/or devices (including device specification, system architectures, logic designs, circuit implementations); software product (including operating system adaptations or enhancements, language compilers, interpreters, translators, design and evaluation tools, and application programs); and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items.

                  B. Business information of Dell, its affiliates, its customers or other third parties, such as but not limited to: information relating to Dell employees (including information related to staffing and compensation); actual and anticipated relationships between Dell and other companies; financial information (including sales levels, pricing, profit levels, and other unpublished financial data); information relating to customer or vendor relationships (including performance requirements, development and delivery schedules, device and/or


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                           product pricing and/or quantities, customer lists,
                           customer preferences, financial information, credit information; and similar items.

                  C. Information relating to future plans of Dell, its affiliates, its customers or other third parties, such as but not limited to: marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; and similar items.

                  D. Other valuable, confidential information and trade secrets of Dell, its affiliates, its customers or other third parties which in many instances may not be identified as confidential or proprietary.

7. I will not export or otherwise transfer out of the United States or release to any person within the United States, Controlled Technology or Software, during or after my employment, except as authorized in writing by Dell. Controlled Technology or Software is technology or software controlled under the U.S. Export Administration Regulations and includes, but is not limited to, Confidential and Proprietary Information of the type described in paragraphs 6A. and 6C. above, to the extent that such information is not otherwise publicly available. Release within the United States includes disclosure to any person, oral exchanges with persons in the United States or abroad, and application to situations abroad of personal knowledge or technical experience acquired in the United States. If I have any doubts regarding whether particular information is Controlled Technology or Software, I will promptly consult my manager, Dell's Legal Department, or Dell's Global Compliance Organization.

8. I will not use in my work or disclose to Dell any Confidential or Proprietary Information of a third party unless Dell first receives written authorization from the third party allowing the use or disclosure of such information and unless Dell agrees in writing to receive such information on terms acceptable to Dell. I will abide by restrictions imposed on the disclosure and use of such third party information.

9. I agree to abide by the provisions of the Dell Code of Conduct, Defining Excellence (including any addenda applicable to my position), and all applicable rules, policies, and practices as may be adopted by Dell from time to time. Although the Code of Conduct provides that employment at Dell is terminable at will, the terms this Agreement will control over any contrary provisions in the Code of Conduct.

10. I agree that my name, voice, picture, and likeness may be used in Dell's advertising, training aids and other materials without payment of separate compensation to me.

11. When my employment with Dell ends, I will promptly deliver to a designated Dell representative all originals and copies of all materials, documents and property of Dell which are in my possession or control. I also will cooperate in conducting an exit interview with a designated Dell representative.

12. If I accept new employment within one year of leaving Dell's employ, I will give written notice to the new employer of my obligations regarding Intellectual Property, Copyrightable Works and Confidential and Proprietary Information. Furthermore, for a period of two years from the separation of my employment with Dell, I agree promptly to inform Dell, in writing, of the name and address of my subsequent employers. I consent to Dell providing my subsequent employers

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         with information, including a copy of this Agreement, regarding my ongoing obligations under this Agreement.

13. I agree that Dell and I will submit any disputes arising under this Agreement or any other aspect of my employment (including contract or tort claims, or claims arising under statute or regulation) to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

14. This Agreement, together with the attached offer letter and addenda, which have been signed by me and a Dell representative, as well as the Certification and Agreement portion of my Application for Employment with Dell, constitute my entire agreement with Dell concerning the topics covered. These documents replace completely any earlier or contemporaneous communication or agreement with Dell about these topics. The laws of the State of Texas govern this agreement and all disputes will be resolved in Travis County, Texas. This Agreement may be changed only by a written document signed by me and by the Chairman of Dell.

Accepted and agreed on behalf of Dell Computer Corporation:


  /s/ Mort Topfer
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Michael Dell
Chairman and Chief Executive Officer


I have carefully read this Agreement, I understand and accept its terms. I agree that I will continue to be bound by the provisions of this Agreement after my employment with Dell has ended.


  /s/ J. T. Vanderslice
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Employee's Signature


  J. T. Vanderslice
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Print Employee Name


  12/10/99
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Date


NOTE: Schedule A and disclosure statements are not a part of this Agreement or accepted by Dell if the Schedule has not been initialed by a member of Dell's Legal Department.